EXHIBIT 4

CREDIT AGREEMENT

among

SHERWIN-WILLIAMS CANADA INC.

as Borrower

THE SHERWIN-WILLIAMS COMPANY

as Guarantor

The Lenders Party Hereto

as Lenders

KEYBANK NATIONAL ASSOCIATION

as Joint Lead Arranger, Sole Bookrunner and Administrative Agent

and

PNC BANK, NATIONAL ASSOCIATION

as Joint Lead Arranger and Syndication Agent

dated as of

June 29, 2012

i

ii

SCHEDULES:

Schedule 2.01 — Commitments

Schedule 10.01 — Notices

EXHIBITS:

Exhibit A  —  Form of Assignment and Assumption

Exhibit B   —  Form of Revolving Note

iii

This CREDIT AGREEMENT (as the same may from time to time be amended, restated or otherwise modified, this “Agreement”) is made effective as of the 29th day of June, 2012 among:

(a) SHERWIN-WILLIAMS CANADA INC., a Canadian federal corporation (the “Borrower”);

(b) THE SHERWIN-WILLIAMS COMPANY, an Ohio corporation (the “Guarantor”, and together with the Borrower, collectively, the “Obligors” and, individually, each an “Obligor”);

(c) the Lenders party hereto;

(d) KEYBANK NATIONAL ASSOCIATION, as the Agent (such term and each other capitalized term used and not otherwise defined herein having the meaning assigned to it in Article I);

(e) KEYBANK NATIONAL ASSOCIATION, as Sole Bookrunner and Joint Lead Arranger; and

(f) PNC BANK, NATIONAL ASSOCIATION, as Joint Lead Arranger and Syndication Agent.

The Borrower has requested the Lenders to extend credit to enable it to borrow on a revolving credit basis on and after the date hereof, and at any time and from time to time prior to the Maturity Date, in the amounts and on the terms and conditions set forth herein. The proceeds of borrowings hereunder are to be used for general corporate purposes, including refinancing indebtedness and for acquisitions.

The Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions herein set forth.

The Guarantor is willing to guarantee the obligations of the Borrower under the Loan Documents on the terms herein set forth.

Accordingly, the parties hereto agree as follows:

ARTICLE I. DEFINITIONS

Section 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with, the Person specified.

“Agent” means KeyBank National Association, in its capacity as administrative agent for the Lenders hereunder, and any successor administrative agent appointed pursuant to Article VIII.

“Agent Fee Letter” means the Agent Fee Letter between the Borrower and the Agent, dated as of the Effective Date, as the same may from time to time be amended, restated or otherwise modified.

“Agent’s Office” means the Agent’s address and, as appropriate, account as set forth in Schedule 10.01, or such other address or account designated by the Agent from time to time in a notice to the Borrower and the Lenders.

“Agreement” has the meaning set forth in the preamble hereof.

“Applicable Percentage” means, on any date, with respect to a Lender, the percentage of the total Commitments represented by such Lender’s Commitment as in effect on such date. If all of the Commitments have been terminated or have expired, the Applicable Percentages shall be determined based upon the amounts of the outstanding Loans or, if no Loans are outstanding, based upon the Commitments most recently in effect, giving effect to any assignments.

“Applicable Rate” means, for any day, in connection with the commitment fees payable hereunder, or in connection with the interest accruing on any Canadian Base Rate Loans or Canadian Fixed Rate Loans, the applicable rate per annum set forth below under the caption “Commitment Fee”, “Applicable Margin for Canadian Base Rate Loans” and “Applicable Margin for Canadian Fixed Rate Loans”, as the case may be, based upon the ratings by S&P, Moody’s and Fitch, respectively, applicable on such date to the Index Debt.

Debt Rating	Commitment Fee	Applicable Margin for Canadian Base Rate Loans	Applicable Margin for Canadian Fixed Rate Loans
Category 1 A+/A1/A+ or higher	7.00	0.00	75.00
Category 2 A/A2/A	8.00	0.00	87.50
Category 3 A-/A3/A-	10.00	0.00	100.00
Category 4 BBB+/Baa1/BBB+	12.50	12.50	112.50
Category 5 BBB/Baa2/BBB or lower or unrated	15.00	25.00	125.00

For purposes of the foregoing, subject to the last two sentences of this definition:

(a) if any of S&P, Moody’s or Fitch shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last two sentences of this definition), then such rating agency shall be deemed to have established a rating in Category 5;

(b) if the ratings established or deemed to have been established by S&P, Moody’s and Fitch for the Index Debt shall fall within different Categories, then:

(i) if two applicable ratings are equal and higher than the third applicable rating, the Applicable Rate shall be based on the higher of the applicable ratings;

(ii) if two applicable ratings are equal and lower than the third applicable rating, the Applicable Rate shall be based on the lower of the applicable ratings; and

(iii) if no ratings are equal, the Applicable Rate shall be based on the intermediate applicable rating of the three applicable ratings; and

(c) if the ratings established or deemed to have been established by S&P, Moody’s and Fitch for the Index Debt shall be changed (other than as a result of a change in the rating system of S&P, Moody’s or Fitch), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.

If the rating system of one of S&P, Moody’s or Fitch shall change, or, if any one of such rating agencies shall cease to be in the business of rating corporate debt obligations, then, for purposes of calculating the Applicable Rate above:

(A) if either of the two other rating agencies shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), then such rating agency shall be deemed to have established a rating in Category 5;

(B) if the ratings established or deemed to have been established by the two other ratings agencies for the Index Debt shall fall within different Categories, the Applicable Rate shall be based on the higher of the two ratings unless one of the two ratings is two or more Categories lower than the other, in which case the Applicable Rate shall be determined by reference to the Category one level above the Category corresponding to the lower rating; and

(C) if the ratings established, or deemed to have been established, by the two other ratings agencies for the Index Debt shall be changed (other than as a result of a change in the rating system of any such rating agency), such change shall be effective as of the date on which it is first announced by the applicable rating agency.

If the rating system of at least two of S&P, Moody’s or Fitch shall change, or if at least two of any such rating agencies shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating systems or the unavailability of ratings from any such rating agencies and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Approved Fund” means, with respect to any Lender that is a fund that invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Agent, in the form of Exhibit A or any other form approved by the Agent.

“Availability Period” means the period from, and including, the Effective Date to, but excluding, the earlier of the Maturity Date and the date of the termination of all of the Commitments.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now or hereafter in effect, or any successor thereto, as hereafter amended.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning set forth in the preamble hereof.

“Borrowing” means Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Canadian Fixed Rate Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing, in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks are authorized or required by law to remain closed in the state where the Agent’s Office is located; provided that, when used in connection with a Loan, the term “Business Day” shall also exclude any day on which commercial banks are not open for business in Toronto, Ontario.

“Canadian Base Rate” means, for any day, the greater of (a) the floating per annum interest rate for Canadian Dollar loans (that is, the “prime rate”) quoted for that day (or, if such day is not a Business Day, the immediately preceding Business Day) in the rates section of the Report on Business of The Globe and Mail, and (b) the average of the bid rates for Canadian Dollar bankers’ acceptances having a period of one month quoted on Reuters Service page CDOR “Canadian Interbank Bid BA Rates” on such date (or, if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%; provided that the Canadian Base Rate may not be the lower interest rate charged in Canada by the Agent for Canadian Dollar loans. Each change in the Canadian Base Rate shall be effective immediately from and after such change.

“Canadian Base Rate Borrowing” means a Borrowing that is comprised of Loans that bear interest at a rate determined by reference to the Canadian Base Rate.

“Canadian Base Rate Loan” means a Loan that bears interest at a rate determined by reference to the Canadian Base Rate.

“Canadian Dollar” or “CAD” means lawful money of Canada.

“Canadian Fixed Rate” means, for any Interest Period, a rate per annum equal to the greater of (a) (i) for a Lender that is a Schedule I Bank, the total of (A) the average of the bid rates for Canadian Dollar banker’s acceptances for such Interest Period quoted at approximately 10:00 A.M. (Toronto time) on such date (or, if such day is not a Business Day, the immediately preceding Business Day on the Reuters Screen CDOR page) multiplied by (B) the Statutory Reserve Rate, and (ii) for a Lender that is not a Schedule I Bank, the rate set forth under subsection (a) above plus 10.00 basis points; and (b) 1.50%. Notwithstanding the foregoing, if such average rate does not appear on the Reuters Screen CDOR Page as contemplated above, then the Canadian Fixed Rate for such Interest Period on any day shall instead be calculated based on the arithmetic average of the discount rates applicable to Canadian bankers’ acceptances for such Interest Period of, and as quoted by, any two of the Schedule I Banks chosen by the Agent, as of 11:00 a.m., New York City time, on such day, or, if such day is not a Business Day, then on the immediately preceding Business Day. If only one Schedule I Bank quotes the aforementioned rate on such day, then the Canadian Fixed Rate for such Interest Period on any day shall instead be calculated based on the rate for such Interest Period quoted by such Schedule I Bank. If no Schedule I Bank quotes the aforementioned rate on such day, then the Canadian Fixed Rate for such Interest Period on any day shall instead be calculated based on the rate for such Interest Period chosen by the Agent.

“Canadian Fixed Rate Borrowing” means a Borrowing that is comprised of Loans that bear interest at a rate determined by reference to the Canadian Fixed Rate.

“Canadian Fixed Rate Loan” means a Loan that bears interest at a rate determined by reference to the Canadian Fixed Rate.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder), other than an employee benefit or stock ownership plan of the Guarantor, of Equity Interests representing more than 40% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Guarantor, (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Guarantor by Persons who were neither (i) nominated by the board of directors of the Guarantor nor (ii) appointed by directors so nominated, or (c) the Borrower shall cease to be a wholly-owned direct or indirect Subsidiary of the Guarantor.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement, or (c) compliance by any Lender (or, for purposes of Section 2.12(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Charges” has the meaning set forth in Section 10.12.

“Closing Fee Letter” means the Closing Fee Letter, dated as of the Effective Date, between the Borrower and the Agent.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be reduced from time to time pursuant to Section 2.06, increased from time to time pursuant to Section 2.06 or reduced or increased from time to time pursuant to assignments by or to such Lender under Section 10.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments is CAD 75,000,000.

“Consenting Lender” has the meaning set forth in Section 2.06(b)(ii).

“Consolidated EBITDA” means, for any period, for the Guarantor and its Subsidiaries on a consolidated basis, an amount equal to consolidated net income of the Guarantor for such period plus (a) to the extent deducted in calculating such consolidated net income, (i) consolidated interest expense of the Guarantor for such period, (ii) consolidated income tax expense of the Guarantor for such period, (iii) depreciation and amortization expense of the Guarantor and its Subsidiaries for such period, and (iv) any non-cash expenses or losses of the Guarantor and its Subsidiaries for such period that are classified as extraordinary under GAAP; and minus (b) to the extent included in calculating such consolidated net income, any extraordinary income or gains of the Guarantor and its Subsidiaries for such period, all computed in accordance with GAAP.

“Consolidated Net Revenue” means, for any period, the net revenue of the Guarantor and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Worth” means, on any date, the shareholders’ equity of the Guarantor on such date, determined in accordance with GAAP.

“Consolidated Total Assets” means, on any date, the aggregate amount of assets of the Guarantor and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declining Lender” has the meaning set forth in Section 2.06(b)(ii).

“Default” means any event or condition that constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means, subject to Section 2.17(b), any Lender that (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans, within two Business Days of the date required to be funded by it hereunder (unless such Lender shall have notified the Agent and the Borrower in writing of its good faith determination that a condition under Section 4.02 hereof to its obligation to fund any Loan shall not have been satisfied (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing)), (b) has notified the Borrower or the Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Agent, to confirm in a manner satisfactory to the Agent that it will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any

Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interests in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Dollars” or “$” refers to lawful money of the United States of America.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 10.02), which date is June 29, 2012.

“Entitled Person” has the meaning set forth in Section 10.15(b).

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Guarantor or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment, or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Guarantor or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Guarantor or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Guarantor or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Guarantor or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Guarantor or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Taxes” means, with respect to the Agent or any Lender or any other recipient of any payment to be made by or on account of any obligation of the Obligors hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by any Governmental Authority of the jurisdiction (or any political subdivision thereof) under the Laws of which the Agent or such Lender, as the case may be, is organized or maintains its applicable lending office, (b) any branch profits taxes imposed by any Governmental Authority of the jurisdiction (or any political subdivision thereof) under the Laws of which the Agent or such Lender, as the case may be, is organized or maintains its applicable lending office, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.16(b)), any withholding tax (other than Canadian withholding tax imposed under Part XIII of the Income Tax Act (Canada) or any successor provision thereto on interest that is “participating debt interest” or interest that is paid or payable to a person with whom the payer is not dealing at arm’s length) that is imposed by Canada on amounts payable to such Foreign Lender that are in effect at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Obligors with respect to such withholding tax pursuant to Section 2.14(a), (d) in the case of any Lender, any withholding tax that is imposed by Canada on amounts payable to such Lender that are attributable to such Lender’s failure to comply with Section 2.14(e), or, with respect to a Foreign Lender, to the extent that the forms deliverable pursuant to such Section 2.14(e) fail to establish a complete exemption from withholding tax, and (e) any withholding tax that is imposed by the United States of America under FATCA.

“Existing Credit Agreement” means the Credit Agreement dated as of July 19, 2010, among the Borrower, the Guarantor, the lenders party thereto, KeyBank National Association, as joint lead arranger, sole bookrunner and administrative agent, and PNC Capital Markets, LLC, as joint lead arranger and syndication agent, as amended from time to time.

“Existing Maturity Date” has the meaning set forth in Section 2.06(b)(iii).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Agent from three federal funds brokers of recognized standing selected by it.

“Financial Officer” means, with respect to any corporate Person, the chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of such Person (or, in the case of the Borrower, a member of the board of managers or the sole manager of such Person).

“Fitch” means Fitch, Inc., and any successor to such company.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower or the Guarantor is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“GAAP” means U.S. generally accepted accounting principles; provided that, if any changes in U.S. generally accepted accounting principles from those used in the preparation of the audited consolidated financial statements of the Borrower referred to in Section 3.04 occur by reason of any change in the rules, regulations, pronouncements, opinions or other requirements of the Financial Accounting Standards Board (FASB) (or any successor thereto or agency with similar function), or if the Borrower adopts the International Financial Reporting Standards, and such change in accounting principles and/or adoption of such standards results in a change in the method or results of calculation of financial covenants and/or defined terms contained in this Agreement, then at the option of the Required Lenders or the Borrower, the parties will enter into good faith negotiations to amend such financial covenants and/or defined terms in such manner as the parties shall agree, each acting reasonably, in order to reflect fairly such changes and/or adoption so that the criteria for evaluating the financial condition of the Borrower shall be the same in commercial effect after, as well as before, such changes and/or adoption are made (in which case the method and calculation of financial covenants and/or the defined terms related thereto hereunder shall be determined in the manner so agreed).

“Governmental Authority” means the government of the United States of America, Canada, or any other nation or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the

European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. For purposes hereof, the amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligations, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guarantor in good faith.

“Guaranteed Obligations” has the meaning set forth in Section 9.01.

“Guarantor” has the meaning set forth in the preamble hereof.

“Hazardous Materials” means all explosive or radioactive substances or wastes, and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option, or similar agreement involving, or settled by reference to, one or more rates, currencies or prices of commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or any similar transaction, or any combination of such transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Guarantor or its Subsidiaries shall be a Hedging Agreement. The amount of the obligations of the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Guarantor or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services, (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, and (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit, letters of guaranty and bankers’ acceptances; provided, however, that Indebtedness of any Person shall not include (i) trade payables, (ii) any obligations of such Person incurred in connection with letters of credit, letters of guaranty or similar instruments obtained or created in the ordinary course of business to support obligations of such Person that do not constitute Indebtedness, or (iii) endorsements of checks, bills of exchange and other instruments for deposit or collection in the ordinary course of business.

“Indemnified Taxes” means Taxes (other than Excluded Taxes) including Other Taxes.

“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Guarantor that is not guaranteed by any other Person or subject to any other credit enhancement.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.05.

“Interest Payment Date” means (a) with respect to any Canadian Base Rate Loan, the last day of each March, June, September and December, and (b) with respect to any Canadian Fixed Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part, and, in the case of a Canadian Fixed Rate Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means with respect to any Canadian Fixed Rate Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period pertaining to a Canadian Fixed Rate Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Joint Lead Arrangers” means KeyBank National Association and PNC Bank, National Association.

“Judgment Currency” has the meaning set forth in Section 10.15(b).

“Lenders” means (a) the Persons listed on Schedule 2.01, and (b) any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than, in the case of either of the foregoing, any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Leverage Ratio” means, on any date, the ratio of (a) Total Indebtedness at such date, to (b) Consolidated EBITDA for the period of four consecutive quarters ended on or most recently prior to such date.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, the Guarantor or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Loan” means a loan made by a Lender to the Borrower pursuant to this Agreement.

“Loan Documents” means this Agreement, each Revolving Note, the Agent Fee Letter and the Closing Fee Letter.

“Margin Stock” shall have the meaning given such term under Regulation U.

“Material Adverse Effect” means an event or circumstance that constitutes a material adverse effect on (a) the business, operations or condition, financial or otherwise, of the Guarantor and its Subsidiaries taken as a whole, (b) the ability of any Obligor to perform any of its material obligations under this Agreement, or (c) the legality, validity, binding effect or enforceability of this Agreement against any Obligor.

“Material Indebtedness” means Indebtedness (other than the Loans), or obligations in respect of one or more Hedging Agreements, of any one or more of the Guarantor and its Subsidiaries in an aggregate principal amount exceeding $50,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Guarantor or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Guarantor or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Material Subsidiary” means, at any time, (a) each Subsidiary that would be a “significant subsidiary” within the meaning of Rule 1-02 under Regulation S-X promulgated by the Securities and Exchange Commission, (b) each other Subsidiary designated as a “designated subsidiary” by the Guarantor, and (c) the Borrower. The Guarantor will designate one or more

Subsidiaries as “designated subsidiaries” when and as necessary in order that there will at no time be two or more Subsidiaries that are not Material Subsidiaries under the preceding sentence but that, if considered together as a single Subsidiary, would cause the total for all such Subsidiaries to exceed 20% of either (i) Consolidated Total Assets at such time, or (ii) Consolidated Net Revenue for the period of four calendar quarters ended at or most recently prior to such time.

“Maturity Date” means June 28, 2017, or, with respect to any Commitment that has been extended, such later date as determined pursuant to Section 2.06(b).

“Maximum Rate” has the meaning set forth in Section 10.12.

“Moody’s” means Moody’s Investors Service, Inc., and any successor to such company.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Obligor” and “Obligors” have the meaning set forth in the preamble hereof.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (but, for the avoidance of doubt, excluding any tax, charge or levy that constitutes an Excluded Tax) arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Participant” has the meaning set forth in Section 10.04(c).

“Participant Register” has the meaning ascribed to it in Section 10.04(c).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes, assessments and governmental charges or levies that are not yet due, or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s and other like Liens imposed by law and arising in the ordinary course of business that do not materially detract from the assets of the Borrower or any of its Subsidiaries or materially impair the use thereof in the ordinary course of business or are being contested in compliance with Section 5.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) liens in favor of the United States of America or any department or agency thereof, or in favor of any state government or political subdivision thereof, or in favor of a prime contractor under a government contract of the United States, or of a state government or political subdivision thereof, in each case resulting from the acceptance of partial, progress, advance or other payments in the ordinary course of business under government contracts of the United States, or of a state government or political subdivision thereof, or subcontracts thereunder;

(f) judgment liens in respect of judgments that do not constitute an Event of Default under subsection (k) of Article VII;

(g) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law, or arising in the ordinary course of business, that do not secure any monetary obligations and do not materially detract from the value of the affected property, or interfere with the ordinary conduct of business of the Guarantor or any Subsidiary; and

(h) other Liens incidental to the conduct of the business of the Guarantor or any Subsidiary, or the ownership of the property or assets of the Guarantor or such Subsidiary, that do not in the aggregate materially detract from the value of such properties or assets or materially impair the use thereof in the operation of the business of the Guarantor or such Subsidiary;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Person” means an individual, a corporation, a partnership, a limited liability company, a limited liability partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Guarantor or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Register” has the meaning set forth in Section 10.04.

“Regulation U” means Regulation U of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders holding in the aggregate more than 50% of (a) the unfunded Commitments and the aggregate outstanding principal amount of Loans, or (b) if all of the Commitments have been terminated, the aggregate outstanding principal amount of Loans; provided that (i) the unfunded Commitments of, and the outstanding principal amount of Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders, and (ii) if there shall be two or more Lenders (that are not Defaulting Lenders), Required Lenders shall constitute at least two Lenders.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans at such time.

“Revolving Loan” has the meaning specified in Section 2.01.

“Revolving Note” means a promissory note made by the Borrower in favor of a Lender evidencing Revolving Loans, substantially in the form of Exhibit B.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor to such company.

“Schedule I Bank” means a bank listed on Schedule I (as amended or replaced from time to time) to the Bank Act (Canada).

“Securitization Transaction” means any transfer by the Guarantor or any Subsidiary of accounts receivable or interests therein (a) to a trust, partnership, corporation or other entity, which transfer is funded in whole or in part, directly or indirectly, by the incurrence or issuance by the transferee, or any successor transferee, of Indebtedness or securities that are to receive payments from, or that represent interests in, the cash flow derived from such accounts receivable or interests, or (b) directly to one or more investors or other purchasers. The amount of any Securitization Transaction shall be deemed at any time to be the aggregate principal or stated amount of the Indebtedness or other securities referred to in the preceding sentence, or, if there shall be no such principal or stated amount, the uncollected amount of the accounts receivable or interests therein transferred to the ultimate investors or other purchasers pursuant to such Securitization Transaction net of any such accounts receivable that have been written off as uncollectible.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Canadian Fixed Rate Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise specified, references to Subsidiary shall mean a Subsidiary of the Guarantor.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Total Indebtedness” means all Indebtedness of the Guarantor and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Transactions” means the execution, delivery and performance by each Obligor of this Agreement, the borrowing of Loans hereunder and the use of the proceeds thereof.

“Type” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Canadian Fixed Rate or the Canadian Base Rate.

“US Credit Agreement” means the Credit Agreement dated as of July 8, 2011, among the Guarantor, the lenders party thereto, and Bank of America, N.A., as the administrative agent, as amended, restated, supplemented, modified, extended or replaced from time to time.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Canadian Fixed Rate Loan”) and Borrowings also may be classified and referred to by Type (e.g., a “Canadian Fixed Rate Borrowing”).

Section 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II. THE LOANS

Section 2.01. Revolving Loans. Subject to the terms and conditions set forth herein, each Lender agrees to make loans (each such loan, a “Revolving Loan” and collectively, the “Revolving Loans”) to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or the sum of the total Revolving Credit Exposures of all of the Lenders exceeding the total Commitments of all of the Lenders. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

Section 2.02. Loans and Borrowings.

(a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments (except as otherwise provided pursuant to Section 2.04(c)). The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.11, each Borrowing shall be comprised entirely of Canadian Base Rate Loans or Canadian Fixed Rate Loans, as the Borrower may request in accordance herewith. Each Lender, at its option, may make any Canadian Fixed Rate Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement, and shall not be inconsistent with the duty of such Lender under Section 2.16(a) to minimize amounts payable by the Borrower under Section 2.12 or 2.14.

(c) At the commencement of each Interest Period for any Canadian Fixed Rate Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of CAD 1,000,000 and not less than CAD 10,000,000. At the time that each Canadian Base Rate Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of CAD 1,000,000 and not less than CAD 10,000,000; provided that a Canadian Base Rate Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of 10 Canadian Fixed Rate Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.03. Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Agent of such request by telephone (a) in the case of a Canadian Fixed Rate Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing, or (b) in the case of a Canadian Base Rate Borrowing, not later than 11:00 a.m., New York City time, on the Business Day of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or .pdf via electronic mail to the Agent of a written Borrowing Request in a form approved by the Agent and signed by a Financial Officer of the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be a Canadian Base Rate Borrowing or a Canadian Fixed Rate Borrowing;

(iv) in the case of a Canadian Fixed Rate Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the Borrower’s account to which funds are to be disbursed.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a Canadian Base Rate Borrowing. If no Interest Period is specified with respect to any requested Canadian Fixed Rate Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04. Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 p.m. (noon), New York City time, to the account of the Agent most recently designated by it for such purpose by notice to the Lenders. The Agent will make such Borrowing available to the Borrower by crediting the amounts so received, in like funds, to an account designated by the Borrower in the applicable Borrowing Request by 2:00 p.m., New York City time, on the funding date.

(b) Unless the Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Agent such Lender’s share of such Borrowing, the Agent may assume that such Lender has made such share available on such date in accordance with subsection (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Agent, then the applicable Lender and the Borrower severally agree to pay to the Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation, or (ii) in the case of the Borrower, the interest rate applicable to such Loan. If such Lender pays such amount to the Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

(c) Notwithstanding anything in this Agreement to the contrary, if the Borrower requests a Borrowing pursuant to Section 2.03 (and all conditions precedent set forth in Section 4.02 are met) at a time when one or more Lenders are Defaulting Lenders, the non-Defaulting Lenders shall honor such request by making a non pro-rata Borrowing to the Borrower in an amount equal to (i) the amount requested by the Borrower, minus (ii) the portions of such Borrowing that should have been made by such Defaulting Lenders. For purposes of such Borrowing, the Lenders that are making such Borrowing shall do so in proportion to their Applicable Percentages of the amount requested by the Borrower.

Section 2.05. Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Canadian Fixed Rate Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing, and, in the case of a Canadian Fixed Rate Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or .pdf via electronic mail to the Agent of a written Interest Election Request in a form approved by the Agent and signed by a Financial Officer of the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies, and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to subparts (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be a Canadian Base Rate Borrowing or a Canadian Fixed Rate Borrowing; and

(iv) if the resulting Borrowing is a Canadian Fixed Rate Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Canadian Fixed Rate Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Canadian Fixed Rate Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Canadian Base Rate Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Canadian Fixed Rate Borrowing and (ii) unless repaid, each Canadian Fixed Rate Borrowing shall be converted to a Canadian Base Rate Borrowing at the end of the Interest Period applicable thereto.

Section 2.06. Termination or Reduction of Commitments; Extensions of Commitments; Increase of Commitments.

(a) Termination or Reduction of Commitments.

(i) Unless previously terminated, each Commitment shall terminate on the Maturity Date applicable thereto.

(ii) The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (A) each reduction of the Commitments shall be in an aggregate amount that is an integral multiple of CAD 1,000,000 and not less than CAD 5,000,000, and (B) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.08, the sum of the Revolving Credit Exposures would exceed the total Commitments.

(iii) The Borrower shall notify the Agent of any election to terminate or reduce the Commitments under subpart (ii) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

(b) Extension of Commitments.

(i) On not more than two occasions during the term of this Agreement, the Borrower may, by written notice to the Agent (which shall promptly deliver a copy to each of the Lenders) not less than 30 days and not more than 90 days prior to any anniversary of the date hereof, request that the Lenders extend the Maturity Date and the Commitments for an additional period of one year.

(ii) Each Lender shall, by notice to the Borrower and the Agent, given not later than the 20th day after the date of the Agent’s receipt of the Borrower’s extension request, advise the Borrower whether or not it agrees to the requested extension (each Lender agreeing to a requested extension being called a “Consenting Lender” and each Lender declining to agree to a requested extension being called a “Declining Lender”). Any Lender that has not so advised the Borrower and the Agent by such day shall be deemed to have declined to agree to such extension and shall be a Declining Lender. The decision to agree or withhold agreement to any Maturity Date extension under this Section shall be at the sole discretion of each Lender.

(iii) If Lenders constituting the Required Lenders shall have agreed to an extension request, then the Maturity Date shall, as to the Consenting Lenders, be extended to the first anniversary of the Maturity Date theretofore in effect. The Commitment of any Declining Lender shall terminate on the Maturity Date in effect as to such Lender prior to giving effect to any such extension (such Maturity Date being called the “Existing Maturity Date”). The principal amount of any outstanding Loans made by the Declining Lenders, together with any accrued interest thereon and any accrued fees and other amounts payable to or for the accounts of such Declining Lenders hereunder, shall be due and payable on the Existing Maturity Date, and on the Existing Maturity Date the Borrower shall also make such other prepayments of its Loans as shall be required in order that (and it shall be a condition to the effectiveness of the extension of the Commitments of the Consenting Lenders that), after giving effect to the termination of the Commitments of, and all payments to, the Declining Lenders pursuant to this sentence, the sum of the total Revolving Credit Exposures shall not exceed the total Commitments.

(iv) Notwithstanding the foregoing provisions of this subsection (b), the Borrower shall have the right, pursuant to and in accordance with the requirements of Section 10.04, at any time prior to the Existing Maturity Date, to cause a Declining Lender to assign its rights and obligations hereunder to a Lender or other financial institution reasonably acceptable to the Agent that will agree to a request for the extension of the Maturity Date, and any such replacement Lender shall for all purposes constitute a Consenting Lender.

(v) Notwithstanding the foregoing, no extension of the Maturity Date pursuant to this paragraph shall become effective unless (A) on the anniversary of the date hereof that immediately follows the date on which the Borrower delivers the applicable request for extension of the Maturity Date, the conditions set forth in subsections (a) and (b) of Section 4.02 shall be satisfied (with all references in such paragraphs to a Loan being deemed to be references to such extension and without giving effect to the parenthetical in Section 4.02(a)), and (B) the Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Borrower.

(c) Increase of Commitments. The Borrower may, at any time and from time to time, upon prior written notice by the Borrower to the Agent, increase the Commitments up to a maximum aggregate amount of CAD 125,000,000 with additional Commitments from any existing Lender or from any other financial institution selected by the Guarantor and reasonably acceptable to the Agent and the Borrower; provided that:

(i) any such increase shall be in a minimum principal amount of CAD 25,000,000 and in integral multiples of CAD 1,000,000 in excess thereof;

(ii) no Default or Event of Default shall exist and be continuing at the time of any such increase;

(iii) no existing Lender shall be under any obligation to increase its Commitment and any such decision whether to increase its Commitment shall be in such Lender’s sole and absolute discretion;

(iv) (A) any new Lender shall join this Agreement by executing such joinder documents reasonably required by the Agent and/or (B) any existing Lender electing to increase its Commitment shall have executed a commitment agreement reasonably satisfactory to the Agent; and

(v) as a condition precedent to such increase, the Borrower shall deliver to the Agent a certificate of the Borrower dated as of the date of such increase signed by the President, a Vice President or a Financial Officer of the Borrower (A) certifying and attaching the resolutions adopted by the Borrower approving or consenting to such increase, and (B) certifying that, before and after giving effect to such increase, (1) the representations and warranties of the

Borrower and the Guarantor set forth in this Agreement are true and correct in all material respects on and as of the date of such increase, except that for purposes of this Section 2.06(c), the representations and warranties in Section 3.04(a) shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 5.01, and (2) no Default or Event of Default has occurred and is continuing.

The Borrower shall prepay any Revolving Loans owing by it and outstanding on the date of any such increase (and pay any additional amounts required pursuant to Section 2.13) to the extent necessary to keep the outstanding Revolving Loans ratable with any revised Commitments arising from any nonratable increase in the Commitments under this Section.

Section 2.07. Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay to the Agent, for the account of each Lender, the then unpaid principal amount of the Revolving Loans made by such Lender (together with interest thereon and other amounts payable hereunder) on the Maturity Date applicable to such Revolving Loans, or on such earlier date on which all of the Commitments shall have been terminated.

(b) Each Lender shall maintain, in accordance with its usual practice, an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Agent shall maintain accounts (including the Register maintained pursuant to Section 10.04(b)) in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iii) the amount of any sum received by the Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to subsection (b) or (c) of this Section (including the Register maintained pursuant to Section 10.04(b)) shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that the Revolving Loans made by it be evidenced by a Revolving Note. In such event, the Agent shall prepare (substantially in the form of Exhibit B and otherwise in form and substance reasonably satisfactory to the Borrower) and provide to the Borrower for execution and delivery to such Lender a Revolving Note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns). Thereafter, the Revolving Loans evidenced by such Revolving Note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more Revolving Notes in such form payable to the order of the payee named therein (or, if such Revolving Note is a registered note, to such payee and its registered assigns).

Section 2.08. Prepayment of Loans.

(a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with subsection (b) of this Section.

(b) The Borrower shall notify the Agent by telephone (confirmed by .pdf via electronic mail) of any prepayment hereunder (i) in the case of prepayment of a Canadian Fixed Rate Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, or (ii) in the case of prepayment of a Canadian Base Rate Borrowing, not later than 11:00 a.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing, or portion thereof, to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.06, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.06. Promptly following receipt of any such notice relating to a Borrowing, the Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Subject to Section 2.17, each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.10.

(c) Notwithstanding anything in this Section 2.08 or otherwise to the contrary, at the discretion of the Agent, in order to prepay Borrowings that were not advanced pro rata by all of the Lenders, any prepayment of any Borrowing may first be applied to such Borrowings that were not advanced pro rata.

Section 2.09. Fees.

(a) The Borrower agrees to pay to the Agent for the account of each Lender a commitment fee, that shall accrue at the Applicable Rate on the daily amount of the unused Commitment of such Lender, subject to adjustment as provided in Section 2.17, during the period from and including the date of this Agreement, to but excluding the date on which such Commitment terminates.

(b) Accrued commitment fees of a Lender shall be payable in arrears on the last Business Day of March, June, September and December of each year, and on the Maturity Date applicable to such Lender’s Commitment, commencing on the first such date to occur after the date hereof; provided, that (i) no commitment fee shall accrue on the Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender and (ii) any commitment fee accrued with respect to the Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrower agrees to pay to the Agent, for its own account, fees payable in the amounts and at the times separately agreed upon in writing between the Borrower and the Agent.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Agent for distribution, in the case of commitment fees, to the Lenders. Fees paid shall not be refundable under any circumstances absent error in the calculation or payment thereof.

Section 2.10. Interest.

(a) The Loans comprising each Canadian Base Rate Borrowing shall bear interest at the Canadian Base Rate plus the Applicable Rate.

(b) The Loans comprising each Canadian Fixed Rate Borrowing shall bear interest at the Canadian Fixed Rate for the Interest Period in effect for the Borrowing of which such Loan is a part plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding subsections of this Section, or (ii) in the case of any other amount, 2% plus the rate applicable to Canadian Base Rate Loans as provided in subsection (a) of this Section.

(d) Accrued interest on each Loan shall be payable by the Borrower in arrears on each Interest Payment Date for such Loan, and, in the case of Revolving Loans, upon termination of the Commitments; provided that (i) interest accrued pursuant to subsection (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Canadian Base Rate Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any Canadian Fixed Rate Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Canadian Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Canadian Base Rate or Canadian Fixed Rate shall be determined by the Agent, and such determination shall be conclusive absent manifest error.

(f) For purposes of disclosure pursuant to the Interest Act (Canada), the annual rates of interest or fees to which the rates of interest or fees provided in this Agreement and the other Loan Documents (and stated herein or therein, as applicable, to be computed on the basis of a 360 day year or any other period of time less than a calendar year) are equivalent, are the rates so determined multiplied by the actual number of days in the applicable calendar year and divided by 360 or such other period of time, respectively.

Section 2.11. Alternate Rate of Interest. If, prior to the commencement of any Interest Period for a Canadian Fixed Rate Borrowing:

(a) the Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Canadian Fixed Rate for such Interest Period; or

(b) the Agent is advised by the Required Lenders that the Canadian Fixed Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Agent shall give notice thereof to the Borrower and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Canadian Fixed Rate Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Canadian Fixed Rate Borrowing, such Borrowing shall be made as a Canadian Base Rate Borrowing.

Section 2.12. Increased Costs. Subject to Section 2.16:

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Canadian Fixed Rate); or

(ii) impose on any Lender or on the market for Canadian Dollar bankers’ acceptances any other condition, cost or expense, affecting this Agreement or Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender in an amount that such Lender deems to be material of making or maintaining any Canadian Fixed Rate Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), other than any increase in costs resulting from (i) Excluded Taxes or (ii) Indemnified Taxes to which Section 2.14 is applicable, then the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments hereunder, the Loans made by or held by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section, and explaining in reasonable detail the method by which such amount or amounts shall have been determined, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions unless the Lender gives notice to the Borrower to compensate such Lender pursuant to this Section within 180 days after the date such Lender knows an event has occurred pursuant to which such Lender will seek such compensation.

(e) Notwithstanding the foregoing provisions of this Section, a Lender shall not be entitled to compensation pursuant to this Section if it is not at the time the general policy or practice of the Lender to demand compensation in similar circumstances in similar credit agreements.

Section 2.13. Break Funding Payments. In the event of (a) the payment of any principal of any Canadian Fixed Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Canadian Fixed Rate Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Canadian Fixed Rate Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.08(b) and is revoked in accordance therewith), or (d) the assignment of any Canadian Fixed Rate Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.16, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Canadian Fixed Rate Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Canadian Fixed Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for Canadian Dollar deposits of a comparable amount and period from other banks in the Canadian Dollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section and explaining in reasonable detail the method by which such amount or amounts shall have been determined shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.14. Taxes.

(a) Any and all payments by or on account of any obligation of any Obligor hereunder shall be made free and clear of and without deduction for any Indemnified Taxes; provided that if any Obligor shall be required by applicable law to deduct any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Obligors shall make such deductions, and (iii) the Obligors shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Obligors shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Obligors shall indemnify the Agent and each Lender within 10 days after written demand therefor, for the full amount of any Indemnified Taxes paid by the Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Obligors hereunder (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest, additions to tax and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. Notwithstanding the foregoing, the Obligors shall not be liable for the reimbursement of any interest, penalties or expenses arising from the gross negligence or willful misconduct of the Agent or any Lender in taking any action it was required to take including, but not limited to, filing any tax return or report in a timely manner.

(d) As soon as practicable after any payment of Indemnified Taxes by the Obligors to a Governmental Authority, the Obligors shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(e) Any Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which an Obligor is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall, to the extent it is not prohibited by law to do so, deliver to the Borrower (with a copy to the Agent), at the time or times prescribed by applicable law or as reasonably requested by the Borrower or the Agent, such properly completed and executed documentation, if any, as shall be prescribed by applicable law or reasonably requested by the Borrower to permit such payments to be made without withholding or at a reduced rate of withholding.

Without limiting the generality of the forgoing, each Lender shall deliver to the Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Agent, but only if such Lender is legally entitled to do so), whichever of the following is applicable:

(i)	duly completed copies of Internal Revenue Service Form W-9;

(ii)	duly completed copies of Internal Revenue Service Form W-8BEN;

(iii)	duly completed copies of Internal Revenue Service Form W-8ECI;

(iv)	duly completed copies of Internal Revenue Service Form W-8IMY, together with any other required supporting information, forms or documentation;

(v)

in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the

Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN; or

(vi)	any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Agent to determine the withholding or deduction required to be made.

If a payment made to a Lender under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.

(f) If the Agent or a Lender determines that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Obligors, or with respect to which the Obligors have paid additional amounts pursuant to this Section 2.14, it shall pay over such refund to the Borrower or the Guarantor (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower or the Guarantor under this Section 2.14 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Obligors, upon the request of the Agent or such Lender, agree to repay the amount paid over to the Obligors (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Agent or such Lender in the event the Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower, the Guarantor or any other Person.

Section 2.15. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.12, 2.13 or 2.14, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Agent’s Office except that payments pursuant to Sections 2.12, 2.13, 2.14 and 10.03 shall be made directly to the Persons entitled thereto. The Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under this Agreement shall be made in Canadian Dollars; provided that, with respect to any payments due to the Agent pursuant to Section 10.03, the Agent may choose to have those payments be made in Dollars.

(b) If at any time insufficient funds are received by and available to the Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this subsection shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this subsection shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders, as the case may be, severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation.

(e) To the extent that the Agent receives any payments or other amounts for the account of a Defaulting Lender, at the discretion of the Agent, such Defaulting Lender shall be deemed to have requested that the Agent use such payment or other amount to fulfill its obligations to make Revolving Loans and to make any payment required to be made by it pursuant to Section 2.04(b) or 2.15(d).

(f) Notwithstanding anything in this Agreement to the contrary, at the sole discretion of the Agent, in order to pay Borrowings that were not advanced pro rata by the Lenders, any payment of any Borrowing may first be applied to such Borrowings that were not advanced pro rata.

Section 2.16. Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.12, or if either Obligor is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.14, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If (i) any Lender requests compensation under Section 2.12, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, (iii) any Lender is a Defaulting Lender, or (iv) in connection with any proposed amendment, modification, waiver or consent, the consent of the Required Lenders has been obtained but the consent of a Lender whose consent is required shall not have been obtained, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (x) the Borrower shall have received the prior written consent of the Agent, which consent shall not unreasonably be withheld or delayed, (y) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), and (z) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.17. Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendment. The Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.02.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amount received by the Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise, and including any amounts made available to the Agent by that Defaulting Lender pursuant to Section 10.08), shall be applied at such time or times as may be determined by the Agent as follows: (A) first, to the payment of any amounts owing by that Defaulting Lender to the Agent hereunder; (B) second, as the Borrower may request (so long as no Default or Event of Default has occurred and is continuing), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; (C) third, if so determined by the Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; (D) fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; (E) fifth, so long as no Default or Event of Default has occurred and is continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and (F) sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that, if (1) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share, and (2) such Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to the pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. The Defaulting Lender shall not be entitled to receive any Commitment Fee pursuant to Section 2.09(a) for any period during which such Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender).

(b) Defaulting Lender Cure. If the Borrower and the Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Revolving Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided further that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

ARTICLE III. REPRESENTATIONS AND WARRANTIES

The Borrower (as to itself) and the Guarantor (as to itself and its Subsidiaries) represent and warrant to the Lenders that:

Section 3.01. Organization; Powers. Each Obligor is duly organized, validly existing and in good standing (or the equivalent) under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.02. Authorization; Enforceability. The Transactions are within each Obligor’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational action. This Agreement has been duly executed and delivered by each Obligor and constitutes a legal, valid and binding obligation of each Obligor, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of each Obligor or any order of any Governmental Authority, (c) will not result in a material violation of or default under any indenture or other material agreement or instrument binding upon the Guarantor or any of its Subsidiaries or their assets, or give rise to a right thereunder to require any payment to be made by the Guarantor or any of its Subsidiaries, and (d) will not result in the creation or imposition of any material Liens on any material assets of the Guarantor or any of its Subsidiaries.

Section 3.04. Financial Condition; No Material Adverse Change.

(a) The Guarantor has heretofore furnished to the Lenders (i) its audited consolidated balance sheet and statements of consolidated income, stockholders’ equity and comprehensive income and cash flows as of and for the fiscal year ended December 31, 2011, reported on by the independent registered public accounting firm, and (ii) its unaudited consolidated balance sheet and statements of consolidated income and cash flows as of and for the fiscal quarter ended March 31, 2012, certified by a Financial Officer of the Guarantor. Such consolidated financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Guarantor and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to the absence of footnotes in the case of the statements referred to in subpart (ii) above.

(b) Except as disclosed in the Guarantor’s periodic reports filed since December 31, 2011 under the Securities Exchange Act of 1934, as of the Effective Date, since December 31, 2011, there has been no Material Adverse Effect and there has been no event or circumstance that could reasonably be expected to result in a Material Adverse Effect.

Section 3.05. Properties.

(a) The Guarantor and each Material Subsidiary has good title to, or valid leasehold interests in, all real and personal property necessary or used in the ordinary conduct of its business, except for such defects in title or interests as would not, individually or in aggregate, reasonably be expected to result in a Material Adverse Effect.

(b) The Guarantor and each Subsidiary owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, except where the failure so to own, or so to be licensed, could not reasonably be expected to have a Material Adverse Effect, and to the knowledge of any Financial Officer of the Guarantor or the Borrower after due inquiry, the use thereof by the Guarantor and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.06. Litigation and Environmental Matters.

(a) Except as disclosed in the Guarantor’s periodic reports filed prior to the date hereof under the Securities Exchange Act of 1934, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Financial Officer of the Guarantor or the Borrower after due inquiry, threatened against the Guarantor or any of its Subsidiaries (i) that could reasonably be expected to be adversely determined and that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect, or (ii) that involve this Agreement or the Transactions.

(b) Except as disclosed in the Guarantor’s periodic reports filed prior to the date hereof under the Securities Exchange Act of 1934, and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Guarantor nor any of its Material Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received written notice of any claim with respect to any Environmental Liability, or (iv) knows of any basis for any Environmental Liability.

Section 3.07. Compliance with Laws and Agreements. The Guarantor and each Material Subsidiary is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property, except where such compliance is being contested in good faith through appropriate proceedings or except where the failure, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Neither the Guarantor nor any of its Material Subsidiaries is in default with respect to any of its material obligations under any indenture, agreement or other instrument binding upon it or its property which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

Section 3.08. Federal Reserve Regulations.

(a) Neither the Guarantor nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b) No part of the proceeds of the Loans has been or will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of the provisions of the Regulations of the Board, including, without limitation, Regulation U or Regulation X thereof. Not more than 25% of the assets subject to the restrictions of Section 6.01, valued in accordance with Regulation U, will at any time consist of Margin Stock.

Section 3.09. Investment Company Status. Neither the Guarantor nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 3.10. Taxes. The Guarantor and each Subsidiary has timely filed or caused to be filed, or received an extension of the time to file, all tax returns and reports required to have been filed, and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Guarantor or such Subsidiary, as applicable, has set aside on its books adequate reserves to the extent required to do so in accordance with GAAP, or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 3.11. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other ERISA Events, could reasonably be expected to result in a Material Adverse Effect. The Guarantor and its Subsidiaries have not incurred any material accumulated funding deficiency within the meaning of ERISA. As used in this Section, “material” means the measure of a matter of significance that shall be determined as being an amount equal to 10% of Consolidated Net Worth.

Section 3.12. Disclosure. No written reports, financial statements, certificates or other written information furnished or to be furnished by each Obligor to the Agent or any Lender in connection with the negotiation of this Agreement or delivered or to be delivered hereunder (as modified or supplemented by other information so furnished) by each Obligor contains or will contain any material misstatement of fact or omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to any projected financial information, each Obligor represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

ARTICLE IV. CONDITIONS

Section 4.01. Effective Date. The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied:

(a) The Agent (or its counsel) shall have received from each party hereto a counterpart of this Agreement signed on behalf of such party.

(b) The Borrower shall have executed and delivered to each Lender requesting a Revolving Note such Lender’s Revolving Note.

(c) The Agent shall have received favorable written opinions (addressed to the Agent and the Lenders and dated the Effective Date) of (i) L.E. Stellato, Senior Vice President, General Counsel and Secretary of the Guarantor, (ii) Jones Day relating to the Borrower, the Guarantor, this Agreement and the Transactions, and (iii) Davies Ward Phillips & Vineberg LLP, Canadian counsel to the Borrower, in each case in form and substance reasonably satisfactory to the Agent and its counsel.

(d) The Agent shall have received such documents and certificates as the Agent or its counsel may reasonably request relating to the organization, existence and good standing (or equivalent) of each Obligor, the authorization of the Transactions and any other legal matters relating to each Obligor, this Agreement or the Transactions, all in form and substance reasonably satisfactory to the Agent and its counsel.

(e) The Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of each Obligor, confirming (i) the representations and warranties of each Obligor set forth in this Agreement shall be true and correct in all material respects on and as of the Effective Date, and (ii) no Default shall have occurred and be continuing as of the Effective Date.

(f) With respect to property or assets (i) owned or leased by the Borrower, the Borrower shall have caused to be delivered to the Agent the results of searches, reasonably satisfactory to the Agent, conducted under the Personal Property Security Act, the Execution Acts, the Bank Act (Canada), and the Bankruptcy and Insolvency Act (Canada), in each case conducted in, as applicable, each jurisdiction in which the Borrower maintains any material amount of property or assets, the jurisdiction of its chief executive office and the jurisdiction of its principal place of business, and (ii) owned or leased by the Guarantor, the Borrower shall have caused to be delivered to the Agent (A) the results of Uniform Commercial Code lien searches, reasonably satisfactory to the Agent, and (B) the results of federal and state tax lien and judicial lien searches, reasonably satisfactory to the Agent.

(g) The Borrower shall have (i) executed and delivered to the Agent, the Agent Fee Letter and paid to, or caused to be paid to, the Agent, for its sole account, the fees stated therein, (ii) executed and delivered to the Agent, the Closing Fee Letter and paid to, or caused to be paid to, the Agent, for the benefit of the Lenders, the fees stated therein, and (iii) paid, or caused to be paid, all other fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced to the Guarantor at least two days prior to the Effective Date, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by each Obligor hereunder.

Section 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of each Borrowing is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Obligors set forth in this Agreement (other than those set forth in Sections 3.04(b) and 3.06) shall be true and correct in all material respects on and as of the date of such Loan.

(b) At the time of and immediately after giving effect to such Loan, no Default shall have occurred and be continuing.

Each Borrowing shall be deemed to constitute a representation and warranty by the Obligors on the date thereof as to the matters specified in subsections (a) and (b) of this Section.

ARTICLE V. AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full (other than contingent indemnity obligations), each Obligor covenants and agrees with the Lenders that:

Section 5.01. Financial Statements; Ratings Change and Other Information. The Guarantor will furnish to the Agent and each Lender:

(a) within 90 days after the end of each fiscal year of the Guarantor, its audited consolidated balance sheet and statements of consolidated income, stockholders’ equity and comprehensive income and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by the independent registered public accounting firm (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of the Guarantor and the consolidated Subsidiaries on a consolidated basis in conformity with GAAP;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Guarantor, its unaudited consolidated balance sheet and statements of income and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations and cash flows of the Guarantor and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to the absence of footnotes;

(c) concurrently with any delivery of financial statements under subsection (a) or (b) above, a certificate of a Financial Officer of the Guarantor (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, and (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.03;

(d) promptly after the same become publicly available, copies of all reports on Forms 10-K, 10-Q and 8-K (or any substitute or successor forms) filed by the Guarantor with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or distributed by the Borrower to its shareholders generally, as the case may be;

(e) promptly after S&P, Moody’s or Fitch shall have announced a change in the rating established or deemed to have been established for the Index Debt, written notice of such rating change;

(f) promptly following a request therefor, all documentation and other information that any Lender reasonably requests as necessary in order for it to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act; and

(g) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Guarantor or any Material Subsidiary, or compliance with the terms of this Agreement, as the Agent or any Lender may reasonably request.

Information required to be delivered pursuant to this Section shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Agent on an IntraLinks or similar site to which the Lenders have been granted access or shall be available on the website of the Securities and Exchange Commission at http://www.sec.gov and, in either case, a confirming electronic correspondence shall have been delivered or caused to be delivered to the Lenders providing notice of such posting or availability; provided that the Guarantor shall deliver paper copies of such information to any Lender that requests such delivery. Information required to be delivered pursuant to this Section may also be delivered by electronic communications pursuant to procedures approved by the Agent.

Section 5.02. Notices of Material Events. The Obligors will furnish to the Agent written notice of the following promptly after any Financial Officer of an Obligor becomes aware thereof:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Guarantor or any Subsidiary that could reasonably be expected to be adversely determined and, if adversely determined, to result in a Material Adverse Effect; and

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Guarantor or any Subsidiary in an aggregate amount exceeding $50,000,000.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the applicable Obligor setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03. Existence; Conduct of Business. The Guarantor will, and will cause each of the Material Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger or consolidation of the Borrower or the Guarantor permitted under Section 6.02, or any merger, consolidation, liquidation or dissolution of a Subsidiary that is not otherwise prohibited by the terms of this Agreement.

Section 5.04. Payment of Obligations. The Guarantor will, and will cause each of the Material Subsidiaries to, pay its obligations, including liabilities for Taxes, that, if not paid, could reasonably be expected to result in a Material Adverse Effect, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Guarantor or such Subsidiary has set aside on its books adequate reserves with respect thereto, to the extent required to do so in accordance with GAAP, and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 5.05. Maintenance of Properties; Insurance. The Guarantor will, and will cause each of the Material Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, and (b) maintain, with financially sound and reputable insurance companies, insurance or maintain a self-insurance program in such amounts and against such risks as are customarily maintained by companies of similar size and financial strength engaged in the same or similar businesses operating in the same or similar locations (including without limitation by the maintenance of adequate self-insurance reserves to the extent customary among such companies).

Section 5.06. Books and Records; Inspection Rights. The Guarantor will, and will cause each of the Material Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Guarantor will, and will cause each of the Material Subsidiaries to, permit any representatives designated by the Agent or any Lender, at their own expense if an Event of Default has not occurred and is continuing, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers, all at such reasonable times and as often as reasonably requested.

Section 5.07. Compliance with Laws. The Guarantor will, and will cause each of the Material Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually and in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.08. Use of Proceeds. The proceeds of the Loans will be used for the purposes referred to in the preamble to this Agreement.

ARTICLE VI. NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full (other than contingent indemnity obligations), each Obligor covenants and agrees with the Lenders that:

Section 6.01. Liens. The Guarantor will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) any Lien on any property or asset of the Guarantor or any Subsidiary existing on the date hereof; provided that (i) such Lien shall not apply to any other property or asset of the Guarantor or any Subsidiary, and (ii) such Lien shall secure only those obligations that it secures on the date hereof, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof that is secured by such Lien as of the date hereof;

(b) Permitted Encumbrances;

(c) any Lien existing on any property or asset prior to the acquisition thereof by the Guarantor or any Subsidiary, or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Guarantor or any Subsidiary, and (iii) such Lien shall secure only those obligations that it secures on the date of such acquisition, or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof that is secured by such Lien as of such date;

(d) any Lien on real property or fixed or capital assets acquired, constructed or improved by the Guarantor or any Subsidiary, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof that is secured by such Lien; provided that (i) such Lien and the Indebtedness secured thereby are incurred prior to or within one year after such acquisition or the completion of such construction or improvement, (ii) the Indebtedness secured thereby is incurred to pay, and does not exceed, the cost of acquiring, constructing or improving such fixed or capital assets, and (iii) such Lien shall not apply to any other property or assets of the Guarantor or any Subsidiary;

(e) any Lien on property or assets of the Guarantor or any Subsidiary in favor of the Guarantor or any Subsidiary;

(f) Securitization Transactions (and Liens deemed to exist in connection therewith) in an aggregate amount not to exceed $300,000,000;

(g) Liens arising from any synthetic lease transaction pursuant to which the Guarantor or any Subsidiary is a lessee;

(h) Liens on or pledges of cash or cash equivalents securing the obligations of the Guarantor or any Subsidiary under or in connection with any Hedging Agreement, so long as the aggregate amount of all cash or cash equivalents subject to such Liens or pledges does not exceed $25,000,000 at any time;

(i) Liens created, assumed or existing in connection with financings the interest payable in respect of which is exempt from federal income taxation under Section 103 of the Code or any successor provision;

(j) any Lien arising out of the refinancing, extension, renewal or refunding of Indebtedness secured by any Lien permitted by any of the foregoing subsections, provided that (i) such Indebtedness is not secured by any additional assets unless such additional Liens are otherwise permitted pursuant to this Section, and (ii) the amount of such Indebtedness secured by such Lien is not increased (it being agreed that any such refinancing, extension, renewal or refunding of Indebtedness incurred under a basket expressed as a dollar amount in any of the foregoing subparts of this Section will be applied against and reduce the amount available under such basket); and

(k) in addition to the Liens permitted pursuant to any of the foregoing subsections, other Liens securing obligations in an amount not greater than 20% of Consolidated Net Worth at any time.

Section 6.02. Fundamental Changes. Each Obligor agrees that it will not merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions and including by means of any merger or sale of capital stock or otherwise) all or substantially all of its assets (whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto, no Default shall have occurred and be continuing, any Person (other than an Obligor) may merge with or into or consolidate with each Obligor if (i) the applicable Obligor is the surviving Person, and (ii) after giving effect to such transaction no Default shall exist.

Section 6.03. Leverage Ratio. The Guarantor will not permit the Leverage Ratio at any time to exceed 3.25 to 1.00.

ARTICLE VII. EVENTS OF DEFAULT

If any of the following events (each an “Event of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in subsection (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Guarantor, the Borrower or any Subsidiary in or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) any Obligor shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02 or 5.03 (but only with respect to such Obligor’s existence) or in Article VI;

(e) any Obligor shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in subsection (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after written notice thereof from the Agent to the Obligors (which notice will be given at the request of any Lender);

(f) the Guarantor or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (subject to any applicable grace period);

(g) any event or condition occurs and, while continuing, results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (subject to any applicable grace period) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material

Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this subsection (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness or to Capital Lease Obligations that terminate as a result of the voluntary sale or transfer of or a casualty or condemnation affecting the property or assets subject thereto;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Guarantor or any Material Subsidiary, or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, or (ii) the appointment of a receiver, interim receiver, receiver and manager, trustee, custodian, sequestrator, conservator or similar official for the Guarantor or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Guarantor or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in subsection (h) of this Article, (iii) apply for or consent to the appointment of a receiver, interim receiver, receiver and manager, trustee, custodian, sequestrator, conservator or similar official for the Guarantor or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Guarantor or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $75,000,000 and not covered by insurance shall be rendered against the Guarantor, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, vacated or bonded pending appeal, or any action shall be legally taken by a judgment creditor to attach or levy upon material assets of the Guarantor or any Subsidiary to enforce one or more judgments for the payment of money in an aggregate amount in excess of $75,000,000; provided that, to the extent that the US Credit Agreement contains the following phrase at the end of subpart (k) of Article VII of the US Credit Agreement: “and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, vacated or bonded pending appeal”, then such phrase shall automatically be included at the end of this subpart (k) on and after the effective date of such modification;

(l) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; or

(m) a Change in Control shall have occurred;

then, and in every such event (other than an event with respect to an Obligor described in subsection (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Agent may, and at the request of the Required Lenders shall, by written notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in the case of any event with respect to an Obligor described in subsection (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII. THE AGENT

Section 8.01. Appointment and Authorization. Each of the Lenders hereby irrevocably appoints the Agent as its agent and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto. Except with respect to the consent rights of the Borrower relating to a successor agent as set forth below, the provisions of this Article are solely for the benefit of the Agent and the Lenders, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.

Section 8.02. The Agent and Affiliates. The bank serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Guarantor or any Subsidiary or other Affiliate thereof as if it were not the Agent hereunder.

Section 8.03. Action by the Agent; Knowledge or Notice of Default. The Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02), and (c) except as expressly set forth herein, the Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Guarantor or any of its Subsidiaries that is communicated to or obtained by the bank serving as Agent or any of its Affiliates in any capacity. The Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02) or in the absence of its own gross negligence or willful misconduct. The Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Agent by any Obligor or a Lender (which notice shall state that the notice is a “Notice of Default” under Article VIII of this Agreement), and the Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

Section 8.04. Reliance by the Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed or sent by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless the Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Agent may consult with legal counsel, independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.05. Delegation of Duties. The Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Agent.

Section 8.06. Successor Agent. The Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the consent of the Borrower (which consent shall not to be unreasonably withheld or delayed), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint, with the consent of the Borrower (which consent shall not to be unreasonably withheld or delayed), a successor Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank; provided that if the Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Agent shall be discharged from its duties and obligations hereunder and (b) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly until such time as the Required Lenders appoint, with the consent of the Borrower (not to be unreasonably withheld or delayed), a successor Agent hereunder. Upon the acceptance of its appointment as the Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Agent’s resignation hereunder, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as the Agent.

Section 8.07. No Reliance on the Agent. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

Section 8.08. Other Agents. The financial institutions identified on the cover page of this Agreement or otherwise herein, or in any amendment hereof or other document related hereto, as being a “Joint Lead Arranger”, “Syndication Agent” or “Bookrunner” (collectively, the “Other Agents”) shall have no rights, powers, obligations, liabilities, responsibilities or duties under this Agreement other than, in the case of a Lender, those applicable to all Lenders as such. Without limiting the foregoing, the Other Agents shall not have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on the Other Agents in deciding to enter into this Agreement or in taking or refraining from taking any action hereunder or pursuant hereto.

ARTICLE IX. GUARANTY

Section 9.01. Guaranty. The Guarantor hereby absolutely, irrevocably and unconditionally guarantees to the Agent and each of the Lenders the full and prompt payment when due (whether upon maturity, by acceleration or otherwise) of all Indebtedness of the Borrower hereunder to the Agent and each of the Lenders in any form, including any and all credit extended and any other obligations owing by the Borrower to the Lenders in connection with the Loans at any time outstanding during the term of this Agreement, plus interest, fees, reimbursement obligations, indemnity obligations and other amounts owed by the Borrower to the Agent and the Lenders hereunder (collectively, the “Guaranteed Obligations”), in each case in accordance with the terms hereof.

Section 9.02. Guaranty Absolute. The Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agent or the Lenders with respect thereto. The obligation of the Guarantor hereunder shall be to make prompt payment to the Agent, for the benefit of the Lenders, irrespective of any inability to convert any currency into the currency of payment of such Guaranteed Obligations, irrespective of any inability to transfer funds in the currency of payment of such Guaranteed Obligations to the place of payment therefor, it being the intent of this paragraph that the Guaranteed Obligations shall be absolute and unconditional under any and all circumstances. The obligations of the Guarantor under this Article IX are irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (other than payment in full of the Guaranteed Obligations), it being the intent of this Article IX that the obligations of the Guarantor hereunder shall be absolute and unconditional under any and all circumstances. This is a Guarantee of payment and not of collection and is intended to be and shall be construed as a continuing guarantee. The liability of the Guarantor under this Article IX constitutes a primary obligation, and not a contract of surety, and shall be irrevocable, absolute and unconditional irrespective of, and the Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any or all of the following:

(a) notice of the state of indebtedness of the Borrower under the Loans and assents to the release, substitution or variation of any collateral or other guarantee which may at any time be held as security for any Loans, all without relieving the Guarantor of any liability under this Agreement;

(b) promptness, diligence, notice of acceptance of this Agreement and of any extension of any loan or other financial accommodation by the Lenders to the Borrower;

(c) presentment and demand for payment of any of the Guaranteed Obligations;

(d) protest and notice of dishonor or default to the Guarantor or to any other party with respect to any of the Guaranteed Obligations; and

(e) all other notices to which the Guarantor might otherwise be entitled except as specifically herein provided.

This Article IX shall continue to be effective or be reinstated, as the case may be, if at any time any payment of the Guaranteed Obligation is rescinded or must otherwise be returned by the Agent or the Lenders or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower, or any other Person, or otherwise, all as though such payment had not been made.

Section 9.03. Payment of Guaranteed Obligations. In the event that any indebtedness of the Borrower under this Agreement is not paid when due, the Guarantor will pay to the Lenders the entire amount of the Borrower’s liability due hereunder (including interest charges to the date of payment) on demand and the Lenders need not first proceed to preserve, utilize or exhaust any other right or remedy against the Borrower or any other Person, or any security the Lenders or the Agent may have to obtain payment. Such payment shall be made to the Agent at the place and in the currency where and in which the indebtedness was incurred. The Guarantor authorizes the Lenders, without notice to or demand on the Guarantor and without affecting the Guarantor’s liability hereunder, from time to time to renew, extend, accelerate, compromise, settle, restructure, refinance, refund or otherwise change the amount and time for payment of the Guaranteed Obligations, or otherwise change the terms of the Guaranteed Obligations or any party thereof, by agreement with the Borrower.

Section 9.04. Waiver. Notwithstanding any other provision of this Agreement, until payment in full of the Guaranteed Obligations (a) the Guarantor hereby irrevocably waives any right to assert, enforce, or otherwise exercise any right of subrogation of any of the rights, security interests, claims, or liens that the Lenders or the Agent have against the Borrower in respect of the Guaranteed Obligations, (ii) the Guarantor shall have no right of recourse, reimbursement, contribution, indemnification, or similar right that the Guarantor may have (by contract or otherwise) against the Borrower in respect of the Guaranteed Obligations, and (iii) the Guarantor hereby irrevocably waives any and all of the foregoing rights and also irrevocably waives the benefit of, and any right to participate in, any collateral or other security given to the Lenders or the Agent to secure the payment of such Guaranteed Obligations.

ARTICLE X. MISCELLANEOUS

Section 10.01. Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, sent by facsimile or .pdf via electronic mail (in each case of facsimile or electronic mail, with telephonic confirmation of receipt), as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, the Guarantor, or the Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.01; and

(ii) if to any other Lender, to it at its address (or facsimile number, electronic address or telephone number) set forth in its Administrative Questionnaire (a copy of each of which the Agent shall provide to the Borrower and the Guarantor).

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Agent and the applicable Lender. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to be effective on the date of receipt.

Section 10.02. Waivers; Amendments.

(a) No failure or delay by the Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Guarantor or the Borrower therefrom shall in any event be effective unless the same shall be permitted by subsection (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Agent or any Lender may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by each Obligor and the Required Lenders or by each Obligor and the Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the stated rate of interest thereon (provided that the institution of post default interest and a subsequent removal of post default interest shall not constitute a reduction in interest rate pursuant to this Section 10.02), or reduce the stated rate of any commitment fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any commitment fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.15(b) or (c), or any other provision of this Agreement, in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, or (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided that:

(A) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders) except that (1) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender, and (2) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender;

(B) no such agreement shall amend, modify or otherwise affect the rights or duties of the Agent hereunder without the prior written consent of the Agent; and

(C) no such agreement shall amend, modify or otherwise affect the obligations under Article IX without the prior written consent of the Guarantor.

Section 10.03. Expenses; Indemnity; Damage Waiver.

(a) The Borrower shall pay (i) all reasonable documented out-of-pocket expenses incurred by the Agent and its Affiliates, including the reasonable fees, charges and disbursements of Thompson Hine LLP, counsel for the Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all reasonable documented out-of-pocket expenses incurred by the Agent or any Lender, including the reasonable fees, charges and disbursements of any counsel for the Agent or any Lender, related to the enforcement or protection of its rights under this Agreement in connection with any actual or reasonably anticipated Default.

(b) The Borrower shall indemnify the Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Guarantor or any of its Subsidiaries, or any Environmental Liability related in any way to the Guarantor or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses have resulted from the gross negligence or willful misconduct of such Indemnitee. This Section 10.03(b) shall not apply with respect to Taxes, which shall be governed exclusively by Section 2.14.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Agent under subsection (a) or (b) of this Section, each Lender severally agrees to pay to the Agent, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent, in its capacity as such.

(d) To the extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, any claim against any other party, on any theory of liability, for special, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable promptly after written demand therefor accompanied by the appropriate invoice or other detail supporting such amounts.

Section 10.04. Successors and Assigns.

(a) Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) no Obligor may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Obligor without such consent shall be null and void), and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in subsection (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Lender Assignments.

(i) Subject to the conditions set forth in subpart (b)(ii) below, any Lender may assign to one or more financial institutions (other than an affiliate of the Borrower) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower and the Guarantor; provided that no consent of the Borrower or the Guarantor shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, any other financial institution (other than an affiliate of the Borrower); and

(B) the Agent; provided that no consent of the Agent shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund (as defined below).

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent) shall not be less than CAD 5,000,000 or, if smaller, the entire remaining amount of the assigning Lender’s Commitment, unless the Borrower and the Agent shall otherwise consent, provided that, in the event of concurrent assignments to two or more assignees that are Affiliates of one another, or to two or more Approved Funds managed by the same investment advisor or by affiliated investment advisors, all such concurrent assignments shall be aggregated in determining compliance with this subpart;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that, in the event of concurrent assignments to two or more assignees that are Affiliates of one another, or to two or more Approved Funds managed by the same investment advisor or by affiliated investment advisors, only one such fee shall be payable;

(D) no assignment shall be made (1) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, or (2) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (2), or (3) to a natural person; and

(E) the assignee, if it shall not be a Lender, shall deliver to the Agent an Administrative Questionnaire (a copy of which shall promptly be provided to the Borrower).

(iii) Subject to acceptance and recording thereof pursuant to subpart (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto, and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.14 (subject to the requirements of Section 2.14) and 10.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (c) of this Section.

(iv) The Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of (and stated interest on) the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in subsection (b) of this Section and any written consent to such assignment required by subsection (b) of this Section, the Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this subpart.

(vi) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent or any Lender hereunder (and interest accrued thereon) and (B) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(c) Sale of Participations.

(i) Any Lender may, without notice to or the consent of the Obligors or the Agent, sell participations to one or more banks or other entities (other than a natural person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (C) the Borrower, the Guarantor, the Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to subpart (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.14 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.14(e) as though it were a Lender.

(ii) Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as administrative agent) shall have no responsibility for maintaining a Participant Register.

(iii) A Participant shall not be entitled to receive any greater payment under Section 2.12, 2.13 or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 2.14 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.14(e) as though it were a Lender.

(d) Right to Assign to Federal Reserve Bank. Any Lender, without notice to or the consent of the Borrower, the Guarantor or the Agent, may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Additional Agreements and Confirmations. By executing and delivering an Assignment and Assumption, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Commitments and the outstanding balances of its Loans, in each case without giving effect to assignments thereof that have not become effective, are as set forth in such Assignment and Assumption; (ii) except as set forth in subpart (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of any of the foregoing, or the financial condition of the Obligors or the performance or observance by the Obligors of any of their obligations under this Agreement or under any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; (iii) each of the assignee and the assignor represents and warrants that it is legally authorized to enter into such Assignment and Assumption; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of any amendments or consents entered into prior to the date of such Assignment and Assumption and copies of the most recent financial statements delivered pursuant to Section 5.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (v) such assignee will independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Agent to take such action as an agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to it by the terms hereof and thereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

Section 10.05. Survival. All covenants, agreements, representations and warranties made by each Obligor herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.12, 2.13, 2.14 and 10.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

Section 10.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or .pdf via electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.07, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 10.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of each Obligor against any of and all the obligations of each Obligor now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured; provided that, in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent and the Lenders and (b) such Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender may have. Any Lender of Affiliate of such Lender exercising any of its rights pursuant to this Section shall provide notice of the same to the Obligors promptly after exercising the same; provided that the failure to give such notice shall not effect the validity of such setoff.

Section 10.09. Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each Obligor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower, the Guarantor or their respective properties in the courts of any jurisdiction.

(c) Each Obligor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in subsection (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 10.10. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 10.11. Confidentiality. Each of the Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential) on a “need to know” basis solely in connection with the Transactions, (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, provided, however, that, to the extent legally permitted, the Obligors promptly notified in order that they may seek a protective order or take other appropriate action, (d) to any other party to this Agreement, (e) to the extent reasonably required or reasonably deemed advisable in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Obligors, or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section, or (ii) becomes available to the Agent or any Lender on a nonconfidential basis from a source other than any Obligor. For the purposes of this Section, “Information” means all information received from any Obligor relating to any Obligor or their business, other than any such information that is available to the Agent or any Lender on a nonconfidential basis prior to disclosure by such Obligor; provided that, in the case of information received from an Obligor after the date hereof, such information is clearly identified as confidential at the time of delivery or delivered under circumstances that would cause a reasonable person to believe such information to be confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 10.12. Interest Rate Limitations.

(a) Generally. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

(b) Canadian Interest. If any provision of this Agreement or any other Loan Document would obligate the Borrower to make any payment of interest or other amount payable to (including for the account of) any Lender in an amount, or calculated at a rate, that would be prohibited by law or would result in a receipt by such Lender of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)) then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by such Lender of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (A) first, by reducing the amount or rate of interest required to be paid to such Lender under Section 2.10 and, if applicable, Section 2.11; and (B) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to such Lender that would constitute interest for purposes of Section 347 of the Criminal Code (Canada). Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if a Lender shall have received an amount in excess of the maximum amount permitted by that section of the Criminal Code (Canada), then the Lender shall pay an amount equal to such excess to the Borrower. Any amount or rate of interest referred to in this Section 10.12 with respect to the Commitments shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that the Commitments remain outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro-rated over that period of time and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Agent shall be conclusive for the purposes of such determination.

Section 10.13. USA Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the USA Patriot Act.

Section 10.14. No Advisory or Fiduciary Relationship. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Obligor acknowledges and agrees that: (a)(i) the arranging and other services regarding this Agreement provided by the Agent and the Joint Lead Arrangers, are arm’s-length commercial transactions between the Obligors, on the one hand, and the Agent and the Joint Lead Arrangers, on the other hand, (ii) each Obligor has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) each Obligor is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b)(i) the Agent and the Joint Lead Arrangers are and have been acting solely as principals and, except as expressly agreed in writing by the relevant parties, have not been, are not and will not be acting as advisors, agents or fiduciaries, for the Borrower and (ii) neither the Agent nor any Joint Lead Arranger has any obligation to the Borrower with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Agent and the Joint Lead Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Obligors, and neither the Agent nor any Joint Lead Arranger has any obligation to disclose any of such interests to the Obligors. To the fullest extent permitted by law, each Obligor hereby waives and releases, any claims that it may have against the Agent or any Joint Lead Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 10.15. Entire Agreement. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

Section 10.16. Judgment Currency.

(a) This is an international transaction in which the specification of Canadian Dollars and payment in New York City is of the essence, and the obligations of the Borrower under this Agreement to make payment to or for account of the Agent or the Lenders in Canadian Dollars shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any other currency or in another place except to the extent that such tender or recovery results in the effective receipt by such Lender in New York City of the full amount of Canadian Dollars payable to such Lender under this Agreement.

(b) If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in Canadian Dollars (or Dollars with respect to certain fees and expenses that may be due hereunder pursuant to Section 10.03) into another currency (in this Section called the “Judgment Currency”), the rate of exchange that shall be applied shall be that at which in accordance with normal banking procedures the Agent could purchase such Canadian Dollars (or Dollars) at the principal office of the Agent in New York City with the Judgment Currency on the Business Day next preceding the day on which such judgment is rendered. The obligation of the Borrower in respect of any such sum due from it to the Agent or any Lender hereunder (in this Section called an “Entitled Person”) shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by such Entitled Person of any such adjudged to be due hereunder in the Judgment Currency such Entitled Person may in accordance with normal banking procedures purchase and transfer Canadian Dollars (or Dollars) to New York City with the amount of the Judgment Currency so adjudged to be due; and the Borrower hereby, as a separate obligation and notwithstanding any such judgment, agrees to indemnify such Entitled Person again, and to pay such Entitled Person on demand, in Canadian Dollars (or Dollars), the amount (if any) by which the sum originally due to such Entitled Person in Canadian Dollars (or Dollars) hereunder exceed the amount of the Canadian Dollars (or Dollars) so purchased and transferred.

Section 10.17. Waiver of Notice Period. Each Lender that is a party to the Existing Credit Agreement hereby waives the three Business Days notice requirement for termination of the commitments as set forth in Section 2.08 of the Existing Credit Agreement and each such Lender and the Borrower agrees that upon the effectiveness of this Agreement, the Existing Credit Agreement and all commitments hereunder shall be deemed terminated.

[Remainder of page left intentionally blank]

Section 10.18. JURY TRIAL WAIVER. TO THE EXTENT PERMITTED BY LAW, THE BORROWER, THE GUARANTOR, THE AGENT AND EACH LENDER WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG THE BORROWER, THE GUARANTOR, THE AGENT AND THE LENDERS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

SHERWIN-WILLIAMS CANADA INC. as the Borrower

By:	/s/
Cynthia D. Brogan
Vice President and Assistant Treasurer

THE SHERWIN-WILLIAMS COMPANY as the Guarantor

By:	/s/
Sean P. Hennessy
Senior Vice President—Finance and Chief Financial Officer

Signature Page

1 of 3 of the Credit Agreement

KEYBANK NATIONAL ASSOCIATION as the Agent and as a Lender

By:	/s/
Marianne T. Meil
Senior Vice President

Signature Page

2 of 3 of the Credit Agreement

PNC BANK CANADA BRANCH as a Lender

By:	/s/
Name:
Title:

By:	/s/
Name:
Title:

Signature Page

3 of 3 of the Credit Agreement

SCHEDULE 2.01

COMMITMENTS

LENDERS	APPLICABLE PERCENTAGE	COMMITMENT
KeyBank National Association	50%	CAD 37,500,000
PNC Bank Canada Branch	50%	CAD 37,500,000
Total	100%	CAD 75,000,000

S-1

SCHEDULE 10.01

NOTICES

ADDRESS FOR THE BORROWER

Sherwin-Williams Canada Inc.

c/o The Sherwin-Williams Company

101 West Prospect Avenue

Cleveland, Ohio 44115

Attention: Vice President and Assistant Treasurer

Telephone: 216-566-2106

Facsimile: 216-566-2984

E-mail: cdbrogan@sherwin.com

Website: www.sherwin-williams.com

With courtesy copies to:

Attention:	Senior Vice President-Finance and

Chief Financial Officer

Telephone: 216-566-2573

Facsimile: 216-566-2947

E-mail: sphennessy@sherwin.com

With courtesy copies to:

Attention: General Counsel

Telephone: 216-566-2478

Facsimile: 216-566-1708

E-mail: ralegenza@sherwin.com

ADDRESS FOR THE GUARANTOR

The Sherwin-Williams Company

101 West Prospect Avenue

Cleveland, Ohio 44115

Attention: Vice President and Treasurer

Telephone: 216-566-2106

Facsimile: 216-566-2984

E-mail: cdbrogan@sherwin.com

Website: www.sherwin-williams.com

With courtesy copies to:

Attention:	Senior Vice President-Finance and

Chief Financial Officer

Telephone: 216-566-2573

Facsimile: 216-566-2947

E-mail: sphennessy@sherwin.com

With courtesy copies to:

Attention: General Counsel

Telephone: 216-566-2478

Facsimile: 216-566-1708

E-mail: ralegenza@sherwin.com

ADDRESSES FOR THE AGENT

Agent’s Office (for payments and requests):

KeyBank National Association

4900 Tiedeman Road

OH-01-49-0114

Brooklyn, Ohio 44144

Attention:	Rodney Harris, Elsa O’Brien and LaShawn Dalton

Telephone: 216-689-0290

E-mail:	Rodney_A_Harris@KeyBank.com

Elsa_O’Brien@KeyBank.com

Lashawn_Dalton@KeyBank.com

Wiring Instructions:

Royal Bank of Canada

GIS FI – Client Service Center

180 Wellington St. West 6th Floor

Toronto, Ontario M5J 1J1

Bank No.: 0003

Transit No.: 09591

Swift: ROYCCAT2

Account: 2445369

Beneficiary: KeyBank National Association, Cleveland

Other Notices to the Agent:

KeyBank National Association

127 Public Square

Cleveland, Ohio 44114

Attention: Institutional Bank, Marianne T. Meil,

    Senior Vice President

Telephone: 216-689-3549

Facsimile: 216-689-4981

E-mail: Marianne.Meil@KeyBank.com

S-2

EXHIBIT A

FORM OF

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment Agreement”) between                     (the “Assignor”) and                     (the “Assignee”) is dated as of                     , 20        . The parties hereto agree as follows:

1. Preliminary Statement. Assignor is a party to a Credit Agreement, dated as of June 29, 2012 (as the same may from time to time be amended, restated or otherwise modified, the “Credit Agreement”), among Sherwin-Williams Canada Inc., a Canadian federal corporation (the “Borrower”), The Sherwin-Williams Company, an Ohio corporation (the “Guarantor”), the lenders named therein (together with their respective successors and assigns, collectively, the “Lenders” and, individually, each a “Lender”), KeyBank National Association, as the joint lead arranger, sole book runner and administrative agent for the Lenders (the “Agent”), and PNC Bank, National Association, as joint lead arranger and syndication agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement.

2. Assignment and Assumption. Assignor hereby sells and assigns to Assignee, and Assignee hereby purchases and assumes from Assignor, an interest in and to Assignor’s rights and obligations under the Credit Agreement, effective as of the Assignment Effective Date (as hereinafter defined), equal to the percentage interest specified on subpart II.A of Annex 1 hereto of Assignor’s right, title and interest in and to (a) the Commitment of Assignor, (b) any Loan made by Assignor that is outstanding on the Assignment Effective Date, (c) any Revolving Note (or any other promissory note) delivered to Assignor pursuant to the Credit Agreement, and (d) the Credit Agreement, the other Loan Documents and any other agreement, document or instrument delivered in connection therewith. After giving effect to such sale and assignment and on and after the Assignment Effective Date, Assignee shall be deemed to have an “Applicable Percentage” under the Credit Agreement equal to the Applicable Percentage set forth in subpart II.B on Annex 1 hereto and a Commitment as set forth on subpart II.C of Annex 1 hereto (hereinafter, the “Assigned Amount”).

3. Assignment Effective Date. The Assignment Effective Date (the “Assignment Effective Date”) shall be [                                 ,                     ] (or such other date agreed to by the Agent). On or prior to the Assignment Effective Date, Assignor shall satisfy the following conditions:

(a) receipt by the Agent of this Assignment Agreement, including Annex 1 hereto, properly executed by Assignor and Assignee and accepted and consented to by the Agent and, if necessary pursuant to the provisions of Section 10.04(b) of the Credit Agreement, by the Borrower and the Guarantor;

(b) receipt by the Agent of a fee of Three Thousand Five Hundred Dollars ($3,500), if required by Section 10.04(b)(ii)(C) of the Credit Agreement;

(c) receipt by the Agent from Assignee of an Administrative Questionnaire, or other similar document, which shall include (i) the address for notices under the Credit Agreement, (ii) the address of its lending office, (iii) wire transfer instructions for delivery of funds by the Agent, (iv) and such other information as the Agent shall request; and

(d) receipt by the Agent from Assignor or Assignee of any other information required pursuant to the Credit Agreement, including without limitation, Section 2.14 and Section 10.04(b) of the Credit Agreement, or otherwise necessary to complete the transaction contemplated hereby.

4. Payment Obligations. In consideration for the sale and assignment hereunder, Assignee shall pay to Assignor, on the Assignment Effective Date, the amount agreed to by Assignee and Assignor. Any interest, fees and other payments accrued prior to the Assignment Effective Date with respect to the Assigned Amount shall be for the account of Assignor. Any interest, fees and other payments accrued on and after the Assignment Effective Date with respect to the Assigned Amount shall be for the account of Assignee. Each of Assignor and Assignee agrees that it will hold in trust for the other party any interest, fees or other amounts which it may receive to which the other party is entitled pursuant to the preceding sentence and to pay the other party any such amounts which it may receive promptly upon receipt thereof.

5. Credit Determination; Limitations on Assignor’s Liability. Assignee represents and warrants to Assignor, the Borrower, the Guarantor, the Agent and the Lenders (a) that it is capable of making and has made and shall continue to make its own credit determinations and analysis based upon such information as Assignee deemed sufficient to enter into the transaction contemplated hereby and not based on any statements or representations by Assignor; (b) Assignee confirms that it meets the requirements to be an assignee as set forth in Section 10.04(b) of the Credit Agreement; (c) Assignee confirms that it is able to fund the Loans as required by the Credit Agreement; (d) Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement and the Loan Documents are required to be performed by it as a Lender thereunder; and (e) Assignee represents that it has reviewed each of the Loan Documents. It is understood and agreed that the assignment and assumption hereunder are made without recourse to Assignor and that Assignor makes no representation or warranty of any kind to Assignee and shall not be responsible for (i) the due execution, legality, validity, enforceability, genuineness, sufficiency or collectability of the Credit Agreement or any Loan Document, (ii) any representation, warranty or statement made in or in connection with the Credit Agreement or any of the Loan Documents, (iii) the financial condition or creditworthiness of the Borrower or the Guarantor, (iv) the performance of or compliance with any of the terms or provisions of the Credit Agreement or any of the Loan Documents, (v) the inspection of any of the property, books or records of the Borrower, or (vi) the validity, enforceability, perfection, priority, condition, value or sufficiency of any collateral securing or purporting to secure the Loans. Neither Assignor nor any of its officers, directors, employees, agents or attorneys shall be liable for any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loans, the Credit Agreement or the Loan Documents, except for its or their own gross negligence or willful misconduct. Assignee appoints the Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Agent by the terms thereof.

6. Indemnity. Assignee agrees to indemnify and hold Assignor harmless against any and all losses, cost and expenses (including, without limitation, attorneys’ fees) and liabilities incurred by Assignor in connection with or arising in any manner from Assignee’s performance or non-performance of obligations assumed under this Assignment Agreement.

7. Subsequent Assignments. After the Assignment Effective Date, Assignee shall have the right, pursuant to Section 10.04(b) of the Credit Agreement, to assign the rights which are assigned to Assignee hereunder, provided that (a) any such subsequent assignment does not violate any of the terms and conditions of the Credit Agreement, any of the Loan Documents, or any law, rule, regulation, order, writ, judgment, injunction or decree and that any consent required under the terms of the Credit Agreement or any of the Loan Documents has been obtained, (b) the assignee under such assignment from Assignee shall agree to assume all of Assignee’s obligations hereunder in a manner satisfactory to Assignor, and (c) Assignee is not thereby released from any of its obligations to Assignor hereunder.

8. Reductions of Aggregate Amount of Commitments. If any reduction in the aggregate Commitments of the Lenders occurs between the date of this Assignment Agreement and the Assignment Effective Date, the Assigned Amount shall be recalculated based on the Assignee’s Applicable Percentage of the reduced aggregate Commitments of the Lenders.

9. Acceptance of the Agent; Notice by Assignor. This Assignment Agreement is conditioned upon the acceptance and consent of the Agent and, if necessary pursuant to Section 10.04(b) of the Credit Agreement, upon the acceptance and consent of the Borrower and the Guarantor; provided that the execution of this Assignment Agreement by the Agent and, if necessary, by the Borrower and the Guarantor is evidence of such acceptance and consent.

10. Entire Agreement. This Assignment Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings between the parties hereto relating to the subject matter hereof.

11. Governing Law. This Assignment Agreement shall be governed by the laws of the State of New York, without regard to conflicts of laws.

12. Notices. Notices shall be given under this Assignment Agreement in the manner set forth in the Credit Agreement. For the purpose hereof, the addresses of the parties hereto (until notice of a change is delivered) shall be the address set forth under each party’s name on the signature pages hereof.

13. Counterparts. This Assignment Agreement may be executed in any number of counterparts, by different parties hereto in separate counterparts and by facsimile signature, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

[Remainder of page intentionally left blank.]

14. JURY TRIAL WAIVER. EACH OF THE UNDERSIGNED, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, AMONG THE AGENT, ANY OF THE LENDERS, AND THE BORROWER, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS INSTRUMENT OR ANY NOTE OR OTHER AGREEMENT, INSTRUMENT OR DOCUMENT EXECUTED OR DELIVERED IN CONNECTION THEREWITH OR THE TRANSACTIONS RELATED HERETO.

IN WITNESS WHEREOF, the parties hereto have executed this Assignment Agreement by their duly authorized officers as of the date first above written.

Address:

Attn:
Phone:
Fax:

Address:

Attn:
Phone:
Fax:

Accepted and Consented to this day of , 20 :

KEYBANK NATIONAL ASSOCIATION as the Agent

By:
Name:
Title:

ASSIGNOR:

By:
Name:
Title:

ASSIGNEE:

By:
Name:
Title:

Accepted and Consented to this day of , 20 :

[SHERWIN-WILLIAMS CANADA INC.]

By:
Name:
Title:

[THE SHERWIN-WILLIAMS COMPANY]

By:
Name:
Title:

ANNEX 1

TO

ASSIGNMENT AND ASSUMPTION

On and after the Assignment Effective Date, after giving effect to all other assignments being made by Assignor on the Assignment Effective Date, the Commitment of Assignee, and, if this is less than an assignment of all of Assignor’s interest, Assignor, shall be as follows:

I. ASSIGNOR’S COMMITMENT PRIOR TO ASSIGNMENT

A. Assignor’s Applicable Percentage	%

B. Assignor’s Commitment Amount	CAD

II. INTERESTS BEING ASSIGNED TO ASSIGNEE

A. Percentage of Assignor’s Interests Being Assigned	%

B. Assigned Applicable Percentage	%

C. Assigned Commitment Amount	CAD

III. ASSIGNEE’S COMMITMENT (after giving effect to this Assignment Agreement)

A. Assignee’s Applicable Percentage	%

B. Assignee’s Commitment Amount	CAD

IV. ASSIGNOR’S COMMITMENT (after giving effect to this Assignment Agreement)

A. Assignor’s Applicable Percentage	%

B. Assignor’s remaining Commitment Amount	CAD

EXHIBIT B

FORM OF

REVOLVING NOTE

CAD[ ]	Cleveland, Ohio June 29, 2012

FOR VALUE RECEIVED, the undersigned, SHERWIN-WILLIAMS CANADA INC., a Canadian federal corporation (the “Borrower”), promises to pay, on the Maturity Date, as defined in the Credit Agreement (as hereinafter defined), or such earlier date on which the Commitments, as defined in the Credit Agreement, shall have been terminated, to the order of                      (“Lender”) at the main office of KEYBANK NATIONAL ASSOCIATION, as the Agent, as hereinafter defined, 127 Public Square, Cleveland, Ohio 44114-1306 the principal sum of

[ ]	CANADIAN DOLLARS

or the aggregate unpaid principal amount of all Revolving Loans, as defined in the Credit Agreement, made by Lender to the Borrower pursuant to Section 2.01 of the Credit Agreement, whichever is less, in lawful money of Canada. The Borrower also agrees to pay any additional amount that is required to be paid pursuant to Section 10.15 of the Credit Agreement.

As used herein, “Credit Agreement” means the Credit Agreement dated as of June 29, 2012, among the Borrower, The Sherwin-Williams Company, an Ohio corporation, the Lenders, as defined therein, KeyBank National Association, as the joint lead arranger, sole book runner and administrative agent for the Lenders (the “Agent”) and PNC Bank, National Association, as the joint lead arranger and syndication agent, as the same may from time to time be amended, restated or otherwise modified. Each capitalized term used herein that is defined in the Credit Agreement and not otherwise defined herein shall have the meaning ascribed to it in the Credit Agreement.

The Borrower also promises to pay interest on the unpaid principal amount of each Revolving Loan from time to time outstanding, from the date of such Revolving Loan until the payment in full thereof, at the rates per annum that shall be determined in accordance with the provisions of Section 2.10 of the Credit Agreement. Such interest shall be payable on each date provided for in such Section 2.10, or as otherwise provided in the Credit Agreement.

The portions of the principal sum hereof from time to time representing Canadian Base Rate Loans and Canadian Fixed Rate Loans, interest owing thereon, and payments of principal and interest of any thereof, shall be shown on the records of Lender by such method as Lender may generally employ; provided that failure to make any such entry shall in no way detract from the obligations of the Borrower under this Note.

If this Note shall not be paid at maturity, whether such maturity occurs by reason of lapse of time or by operation of any provision for acceleration of maturity contained in the Credit Agreement, the principal hereof and the unpaid interest thereon shall bear interest, pursuant to the terms of the Credit Agreement, until paid, at a rate per annum equal to the rate set forth in Section 2.10(c) of the Credit Agreement. All payments of principal of and interest on this Note shall be made in immediately available funds.

This Note is one of the Revolving Notes referred to in the Credit Agreement and is entitled to the benefits thereof. Reference is made to the Credit Agreement for a description of the right of the undersigned to anticipate payments hereof, the right of the holder hereof to declare this Note due prior to its stated maturity, and other terms and conditions upon which this Note is issued.

Except as expressly provided in the Credit Agreement, the Borrower expressly waives presentment, demand, protest and notice of any kind. This Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws provisions.

JURY TRIAL WAIVER. THE BORROWER, TO THE EXTENT PERMITTED BY LAW, HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG THE BORROWER, THE AGENT AND THE LENDERS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS NOTE OR ANY OTHER NOTE OR INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

SHERWIN-WILLIAMS CANADA INC.

By:
Name:
Title: